Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of November 24, 2019 (the “Effective Date”), by and among Tallgrass Management, LLC, a Delaware limited liability company (the “Company”), Tallgrass Energy GP, LLC, a Delaware limited liability company (the “General Partner”), and William R. Moler, an individual (“Executive”).

RECITALS

WHEREAS, Executive is currently employed as President and Chief Operating Officer of the Company and serves on the Board of Directors of the General Partner (the “Board”); and

WHEREAS, the Company desires to continue to employ Executive and Executive desires to continue to be employed by the Company and serve as an executive of the Partnership Entities (as defined below), on the terms set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein (including in Exhibit A hereto), and other good and valuable consideration, the parties agree as follows:

1. Employment. The Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company as the Company’s Chief Executive Officer (collectively the “Position”) upon the terms and conditions of this Agreement until such employment is terminated as provided in Section 7. For no additional compensation, Executive shall serve on the Board during the Employment Period. Executive will report to the Board. So long as Executive is employed by the Company in the Position, each of the General Partner, Tallgrass Equity, LLC and Tallgrass MLP GP, LLC (collectively, the “Partnership Entities”) agrees that Executive will also serve as and be appointed in the same Position for each of the Partnership Entities. The period in which Executive is employed by the Company hereunder is referred to as the “Employment Period.”

2. Compensation.

(a) For all services rendered by Executive to the Company, the Partnership Entities and each of the downstream affiliates of the Partnership Entities (the Partnership Entities and such downstream affiliates (including the Company), collectively, the “Constituent Companies”), the Company will pay Executive an annualized base salary of not less than $750,000 (“Base Salary”), which will accrue and be payable in arrears in accordance with the Company’s general payroll practices (and any increase in Base Salary during the Employment Period shall then be referred to as “Base Salary” for the purposes of this Agreement).

(b) Subject to this Section 3(b), Executive shall receive a bonus for the 2019 calendar year (the “2019 Bonus”), which 2019 Bonus shall be $1,500,000. The 2019 Bonus shall be paid as soon as administratively feasible after the end of the 2019 calendar year, but in no event later than March 15, 2020. For the 2020 calendar year and for each subsequent complete calendar year that Executive is employed by the Company hereunder, Executive shall be eligible for discretionary bonus compensation (the “Annual Bonus”), which shall be determined by the Board. For the 2020 calendar year, the Annual Bonus shall have a target value equal to 400% of Executive’s Base Salary (subject to achievement of applicable performance targets). The performance targets for the applicable calendar year (the “Bonus Year”) shall be established by the Board (or a committee thereof) annually and communicated to Executive not later than February 15 of each year. Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the Bonus Year have been achieved, but in no event later than March 15th following the end of such Bonus Year. Notwithstanding anything in this Section 2(b) to the contrary and except as otherwise provided in Section 7(a), (i) Executive shall be paid the 2019 Bonus only if Executive remains continuously employed by the Company from the Effective Date through December 31, 2019 (and regardless of whether Executive is employed by the Company after December 31, 2019), and thereafter (ii) the Annual Bonus, if any, shall only be payable for each particular Bonus Year if Executive remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid.

(c) During the Employment Period, Executive shall be eligible to participate in the Company’s equity incentive plan(s), as in effect from time to time. Any award(s) granted to Executive shall be on such terms and conditions as the Board shall determine.

(d) Executive shall be eligible to earn incentive compensation subject to the terms and conditions set forth on Exhibit A and further subject to the terms of all applicable award documentation (the “Incentive Compensation”).

(e) All payments made, and benefits provided, by the Company to Executive under this Agreement are subject to any applicable withholding and other applicable taxes.

3. Additional Benefits; Expenses; Liability Insurance.

(a) During the Employment Period, Executive will be eligible for additional benefits, by way of insurance, hospitalization and vacations normally provided to senior executives of the Company, pursuant to the terms of those plans, programs and policies of the Company in effect during Executive’s employment with the Company, and such additional benefits, if any, as determined by the Board.

(b) The Company will reimburse Executive for all ordinary and necessary out-of-pocket expenses incurred and paid by Executive in the course of the performance of Executive’s duties pursuant to this Agreement and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company’s requirements with respect to the manner of approval and reporting of these expenses.

(c) So long as Executive is employed under this Agreement and thereafter so long as Executive is subject to any possible claim arising from or out of any actions or inactions of any of the Constituent Companies or the Executive, individually, during the time of Executive’s employment, the Company and the Partnership Entities will purchase and maintain in effect for the benefit of Executive one or more valid and enforceable policies of directors and officers liability insurance providing, in all respects, coverage at least as beneficial to Executive as that provided pursuant to the insurance policies in place on the date hereof, including without limitation, coverage for actions taken for or on behalf of Constituent Companies. In addition, if Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company, a Partnership Entity or an affiliate of the Company or a Partnership Entity with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, a Partnership Entity or a Constituent Company, affiliate of the Company or a Partnership Entity, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by all of the Constituent Companies, as defined herein, to the maximum extent permitted under applicable law and the Company’s or such Constituent Company’s governing documents from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company and/or a Constituent Company within 45 days of receipt by the Company of: (1) a written request for payment; (2) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (3) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company and the Partnership Entities under this Agreement.

4. Duties. During the Employment Period, Executive will (a) devote Executive’s reasonable best efforts and primary business time (other than as a result of illness or disability) to further the interests of the Company and the Constituent Companies, (b) perform diligently, to the reasonably best of Executive’s abilities, the usual and customary duties and services appertaining to Executive’s Position (other than as a result of illness or disability), as well as such additional duties and services appropriate to Executive’s Position that the Company may lawfully and reasonably request from time to time, (c) truthfully and accurately maintain and preserve the records of the Company and the Constituent Companies, and (d) fully account for all monies and other property of the Company or any of the Constituent Companies over which Executive may from time to time have in Executive’s custody and deliver the same to the Company or its designee to the extent reasonably directed to do so. So long as it does not materially interfere with Executive’s duties, nothing herein will preclude Executive from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business (not competing with any of the Constituent Companies) or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing Executive’s personal investments and those of Executive’s family; provided, that Executive shall obtain the Board’s prior written approval before accepting any appointment to, or serving on, the board of directors (or similar governing body) of any public company.

5. Covenant Not to Compete.

(a) In consideration of, and as a condition of, Executive’s employment hereunder and receipt of, and access to, confidential information of the Company and the Constituent Companies, Executive agrees to the provisions of this Section 5. Executive expressly agrees that, during the Employment Period and until the date that is two years after the date that Executive is no longer employed by any Constituent Company (or any of their successors), regardless of the reason that Executive’s employment terminates, Executive will not, directly or indirectly, without the express written consent of the Board except when and as requested to do in and about the performance of Executive’s duties for a Constituent Company (or its successor):

(i) own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, employee, agent, representative, consultant or independent contractor of, or in any way assist (in a manner that is or could reasonably be expected to be detrimental to any Constituent Company) any person or entity in the conduct of, any business located in or doing business in the Restricted Area (as defined below) that is engaged in any business competitive to, or is the same as or substantially similar to, any business engaged in by a Constituent Company during the term of Executive’s employment by any Constituent Company, including, but not limited to, any business that is engaged in the interstate transportation via pipeline of natural gas, petroleum or petroleum byproducts; or

(ii) entice, solicit, or induce any person who has an employee or independent contractor relationship with the Company or any other Constituent Company to change or end such relationship or hire any such person.

(b) As used herein, “Restricted Area” shall mean the areas listed on Exhibit B, and any other county or parish: (i) where a Constituent Company is engaged in business during the period that Executive is employed by any Constituent Company (or where, in the 12 months prior to the time that Executive ceases to be employed by any Constituent Company, a Constituent Company has taken overt action such as public disclosure or material cost expenditures to become engaged in business of which the Executive is aware), or (ii) that is contiguous to a county or parish referenced in the foregoing part (i) of this definition.

(c) Further notwithstanding Section 5(a) above, Executive may own passive investments of up to 5% of the outstanding equity securities in any entity that is listed upon a national stock exchange or actively traded in the over-the-counter market so long as Executive does not have the power, directly or indirectly, to control or direct the management or affairs of any such entity and is not involved in, directly or indirectly: (i)

controlling, directing, managing or operating or (ii) participating in the control, direction, management or operation of such entity or its business or affairs; provided further that, and notwithstanding the foregoing, Executive may passively invest money with private equity firms or other private entities or related investment funds or vehicles that make investments in competing companies so long as Executive is not controlling, directing, managing or operating such companies, such funds or any private equity firm or other private entity investing in such companies or funds.

(d) Executive has voluntarily agreed to the covenants set forth in this Section 5. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Constituent Companies’ legitimate business interests, including preservation of Confidential Information, and protection of goodwill, and favorable customer and employee relationships.

6. Specific Performance. Recognizing that irreparable damage will result to the Company and the other Constituent Companies in the event of the breach of any of the foregoing covenants and assurances by Executive contained in Section 5, and that the Constituent Companies’ remedies at law for any such breach or threatened breach will be inadequate, the Company and the other Constituent Companies, in addition to all such other remedies that may be available to them at law and equity, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive, from the continuation of the breach. The covenants and obligations of Executive set forth in Section 5 are in addition to and not in lieu of or exclusive of any other obligations and duties of Executive to the Company or the other Constituent Companies, whether express or implied in fact or in law.

7. Termination.

(a) Executive’s employment by the Company will terminate immediately (unless otherwise determined by the Board) upon the occurrence of Executive’s death or Executive’s mental or physical incapacity or inability to perform the essential functions of Executive’s job (after accommodating for any reasonable accommodation, if available and required by law) for a consecutive period of 90 days or a non-consecutive period of 120 days during any 12-month period, as reasonably determined by the Board after consultation with an independent physician mutually agreeable by Executive and the Company, which Executive and the Company agree to cooperate in good faith in the identification of such physician (such periods to be extended if appropriate as a reasonable accommodation for a disability). If Executive’s employment terminates in accordance with this Section 7(a), Executive will be eligible to receive a pro-rated portion of the Annual Bonus, if any, for the Bonus Year in which such termination occurs, payable at the time annual bonuses are paid to executives of the Company, but in no event later than March 15th of the calendar year following the calendar year in which such termination occurs; provided, however, in order to receive any such pro-rated Annual Bonus, Executive (or Executive’s estate, as applicable) shall be required to timely satisfy the Release requirement described in Section 7(f).

(b) The Company may terminate Executive’s employment for Cause or without Cause. “Cause” means: (1) Executive’s conviction of, or plea of nolo contendere to, any crime or offense constituting a felony under applicable law, other than any motor vehicle violations for which no custodial penalty is imposed; (2) Executive’s commission of fraud or embezzlement against the Company or any other Constituent Company; (3) gross neglect by Executive of, or gross or willful misconduct by Executive in connection with the performance of, Executive’s duties to the Company or any other Constituent Company; (4) Executive willfully fails or refuses to carry out the reasonable and lawful instructions of the person to whom Executive reports (other than as a result of illness or disability) with respect to those matters reserved to such person; (5) Executive’s failure to perform the duties and responsibilities of the Position as Executive’s primary business activity, provided that, so long as it does not materially interfere with Executive’s duties on behalf of the Company or another Constituent Company or violate Section 5, nothing herein will preclude Executive from accepting appointment to or continuing to serve on any board of directors (or similar governing body) or as trustee of any business corporation (not competing with any Constituent Company) as permitted by Section 4 or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing Executive’s personal investments and those of Executive’s family; (6) a judicial determination that Executive has breached Executive’s fiduciary duties with respect to the Company or any Constituent Company; (7) Executive’s willful and material breach of Executive’s obligations in any agreement between Executive and a Constituent Company that Executive failed to cure, if curable, within 30 days following written notice thereof, specifically identifying such willful and material breach, having been delivered to Executive by the Company.

(c) Executive may terminate Executive’s employment with the Company with good reason or without good reason. A “Resignation for Good Reason” means Executive’s resignation for good reason (as defined below) if (x) Executive provides written notice to the Company describing in reasonable detail the event and stating that Executive’s employment will terminate upon a specified date in such notice (“Good Reason Termination Date”), which date is not earlier than 30 days after the date such notice is provided to the Company (“Notice Delivery Date”) and not later than 90 days after the Notice Delivery Date and (y) the Company does not remedy the event prior to the Good Reason Termination Date. For purposes of this Agreement, Executive has “good reason” if there occurs without Executive’s prior written consent:

(i) the removal of Executive as a member of the Board;

(ii) a material diminution of Executive’s duties and responsibilities to the Company or any Constituent Company to a level inconsistent with those of the Position;

(iii) a material reduction in Executive’s Base Salary or target Annual Bonus, or a material reduction in the aggregate welfare benefits provided to Executive (not including any reduction related to a broader compensation or benefit reduction that is not limited to Executive specifically);

(iv) a willful or intentional breach of this Agreement by the Company; or

(v) a relocation of Executive’s primary work location to a location that is not within 30 miles of Leawood, Kansas.

(d) If (x) Executive’s employment with the Company is terminated pursuant to Section 7(a), (y) the Company terminates Executive’s employment for Cause or (z) Executive terminates Executive’s employment other than as a result of a Resignation for Good Reason, the Company will pay or provide to Executive, or his estate or designated beneficiary, as appropriate:

(i) all accrued, unpaid Base Salary, as Executive has earned up to the date of termination; and

(ii) the other benefits and other amounts due Executive under Section 3 or as otherwise required by applicable law, as Executive has earned up to the date of Executive’s termination.

(e) If (x) the Company terminates Executive’s employment without Cause or (y) Executive terminates Executive’s employment as a result of a Resignation for Good Reason, the Company will pay or provide to Executive:

(i) all accrued, unpaid Base Salary, as Executive has earned up to the date of termination;

(ii) an amount equal to $3,750,000, less any Base Salary earned for the year in which such termination occurs, with such amount payable as a lump sum within 60 days after the termination of Executive’s employment;

(iii) if such termination occurs prior to October 31, 2022, accelerated vesting of 125,000 of the equity participation shares granted pursuant to that certain Equity Participation Share Agreement between Executive and the General Partner dated March 11, 2019;

(iv) accelerated vesting of a portion of the Incentive Compensation as set forth more fully in Exhibit A;

(v) during the portion, if any of the 18-month period following such termination that Executive elects to continue coverage for Executive and Executive’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”); provided, however, that Executive’s rights to the COBRA Benefit shall terminate upon the earlier of (A) the time Executive becomes eligible to be covered under a group health plan sponsored by another employer (and Executive shall promptly notify the Company in the event that Executive becomes so eligible) or (B) the date Executive is no longer eligible to receive COBRA continuation coverage. Notwithstanding anything in the preceding provisions of this Section 7(e)(v) to the contrary, (x) the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain Executive’s sole responsibility, and the Company will assume no obligation for payment of any such premiums relating to such COBRA continuation coverage and (y) if the provision of the COBRA Benefit cannot be provided in the manner described above without penalty, tax, or other adverse impact on the Company, then the Company and Executive shall negotiate in good faith to determine an alternative manner in which the Company may provide a substantially equivalent benefit to Executive without such adverse impact on the Company. If Executive has not become eligible to be covered under a group health plan sponsored by another employer by the earlier of the date that is 18 months after such termination or December 1 of the calendar year following the calendar year in which the Termination Date occurs (such earlier date being the “COBRA Payment Trigger Date”), then, on the Company’s first regularly scheduled pay date following the COBRA Payment Trigger Date (but in no event later than December 31 of the calendar year following the calendar year in which such termination occurs), the Company shall pay to Executive a lump sum cash payment equal to six times the amount Executive paid to effect and continue coverage for himself and his spouse and eligible dependents, if any, under the Company’s group health plan for the full calendar month immediately preceding the COBRA Payment Trigger Date. For the avoidance of doubt, so long as Executive has not become eligible to be covered under a group health plan sponsored by another employer, it is the intent of the parties that Executive will receive the reimbursement set forth in this Section 7(e)(v) for 18 months and a lump sum payment representing an additional six months; and

(vi) such other benefits and other amounts due Executive under Section 3 or as otherwise required by applicable law, as Executive has earned up to the date of termination.

Except as provided in Section 7(i), any payment under this Section 7(e) must be made within 60 days after the termination of Executive’s employment (other than under Section 7(e)(v), which shall made in accordance with such section, and any payment under Section 7(e)(iv), which shall be made in accordance with Exhibit A); provided, however, if the termination of Executive’s employment is not a “separation from service” as described in Treas. Reg. § 1.409A-1(h) (a “Section 409A Separation”), such payment will be delayed until Executive’s Section 409A Separation.

(f) As a condition to receiving the termination payments provided in Section 7(a) and Section 7(e)(ii), the accelerated vesting provided in Section 7(e)(iii) and Section 7(e)(iv), and the benefits provided in Section 7(e)(v), Executive (or his estate, if applicable) will: (i) abide by all of Executive’s obligations hereunder (and in any other agreement between Executive and a Constituent Company) and (ii) execute and deliver to the Company in the time provided by the Company to do so (and not exercise any revocation right in any time provided by the Company to do so) a release, in a form reasonably satisfactory to the Company (the “Release”), releasing all claims arising out of Executive’s employment or affiliation with the Company and any Constituent Company or the termination of such employment or affiliation (other than all claims to severance payments Executive may have under this Section 7, Executive’s rights under any of the Company’s incentive compensation and employee benefit plans and programs to which Executive is entitled under this Agreement, the Incentive Compensation, and any claim for any tort for personal injury not arising out of or related to this termination).

(g) So long as Executive is an employee of the Company or any other Constituent Company and thereafter (including after the termination of Executive’s employment), Executive will not make any disparaging comment in any format, whether written, electronic or oral, to any client, customer, account, supplier, service provider, agency, regulator, employee, the media, or any other person or entity regarding the Company, any other Constituent Company, the General Partner, the owners of the General Partner or any of their respective affiliates, clients, customers, accounts, suppliers, service providers, employees, agents, regulators, officers, managers, members or directors, or otherwise relating to the business of the Company, any other Constituent Company, the General Partner or any of their respective owners or affiliates (collectively, the “Non-Disparagement Parties”), in each case, that is or could reasonably be expected to be detrimental to any Non-Disparagement Party.

(h) Notwithstanding the foregoing, nothing herein (or in the Confidentiality Agreement) shall prevent Executive from making a good faith report of possible violations of applicable law to any governmental agency, or making disclosures that are protected under the whistleblower provisions of applicable law and, pursuant to the federal Defend Trade Secrets Act, Executive shall not be held criminally or civilly liable for the disclosure of a trade secret that is: (A) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (B) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (C) protected under the whistleblower provisions of applicable law. In the event Executive files a lawsuit for retaliation by a Constituent Company for reporting of a suspected violation of law, Executive may (i) disclose a trade secret to Executive’s attorney and (ii) use the trade secret information in the court proceeding related to such lawsuit, in each case, if Executive (1) files any document containing such trade secret under seal; and (2) does not otherwise disclose such trade secret, except pursuant to court order. For the avoidance of doubt, nothing herein or in any other agreement between Executive and a Constituent Company shall prevent Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the

U.S. Securities and Exchange Commission (the “SEC”) or any other governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to an employee individually from any Governmental Authority; (iii) testifying, participating or otherwise assisting in an action or proceeding by any Governmental Authorities relating to a possible violation of law, including providing documents or other confidential information to Governmental Authorities; or (iv) receiving an award for information provided to the SEC or any other Governmental Authority. This Agreement shall not be construed or applied to require Executive to obtain prior authorization from a Constituent Company before engaging in any of the foregoing conduct or to notify a Constituent Company of having engaged in any such conduct.

(i) If Executive is a “Specified Employee” (as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) as of the date of Executive’s termination of employment, as determined by the Company, and any equity security of the Company or any Constituent Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of Executive’s Section 409A Separation that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, will not be paid until the later of the first business day that is six months after the date after Executive’s Section 409A Separation or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed will be paid or reimbursed to Executive in a lump sum, without interest, and any remaining payments due under this Agreement will be paid or provided in accordance with the normal payment dates specified herein.

(j) All reimbursement and in-kind benefits provided pursuant to this Agreement will be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that any reimbursement or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (1) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Executive’s taxable year may not affect the amount reimbursed or in-kind benefit provided in any other taxable year, (2) the reimbursement of an eligible expense will be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (3) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

(k) For any period following the termination of Executive’s employment during which Executive continues to serve as a member of the Board, Executive shall be paid the cash and equity compensation and meeting and other fees and expense reimbursements that are paid from time to time to the independent members of the Board.

(l) In the event that, following Executive’s termination, the Company wishes to engage Executive as a consultant in order to provide certain post-employment services, the Parties will negotiate in good faith in order to agree upon the terms of such consulting arrangement.

8. Cooperation Regarding Litigation. So long as Executive is an employee of the Company and thereafter for a period of two years after Executive is no longer employed by a Constituent Company (including after the termination of Executive’s employment) and so long as the Company is not in material breach of this Agreement, Executive will reasonably cooperate with the Company and any Constituent Company by being available to testify on behalf of the Company or any Constituent Company, in any action, suit, or proceeding (whether civil, criminal, administrative or investigative) and reasonably assist the Company or any Constituent Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any other Constituent Company, as requested. The Company will promptly reimburse Executive for all reasonable, pre-approved expenses incurred by Executive in connection with Executive’s provision of testimony or assistance.

9. No Conflict. Executive represents and warrants to the Company and each Partnership Entity that neither the execution nor delivery of this Agreement, nor the performance of Executive’s obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Executive is a party or under which Executive is bound, including, without limitation, the breach by Executive of a fiduciary duty to any former employers.

10. Waiver of Breach. Failure of the Company or any Partnership Entity to demand strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company or any Partnership Entity of any right or power under this Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

11. Entire Agreement; Amendment; Exhibits. Except as set forth below in this paragraph, this Agreement cancels and supersedes all previous agreements, other than the Confidentiality Agreement and Assignment of Inventions, by and between Executive and the Company, entered into in connection with Executive’s employment by the Company (the “Confidentiality Agreement”), relating to the subject matter of this Agreement, written or oral, between the parties. This Agreement, the Confidentiality Agreement and any Incentive Compensation award documentations contain the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented in any manner whatsoever except as otherwise provided herein or in writing signed by each of the parties. For the avoidance of doubt, any non-disclosure, confidentiality, non-competition, or non-solicitation restrictions on Executive’s activities set forth in any prior agreement between any affiliate of the Company or the General Partner and Executive remain in effect and are not superseded or replaced by this Agreement. For the further avoidance of doubt, Executive’s equity award agreements outstanding as of the Effective Date are not canceled or superseded by this Section 11. Any and all exhibits and schedules referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes.

12. Potential Unenforceability of any Provision. If a judicial determination is made that any provision of this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement will be rendered void only to the extent that a judicial determination finds the provisions unenforceable, and the unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of the Company and the other Constituent Companies that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

13. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.

14. Governing Law. This Agreement is governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.

15. Notice. Any notice, request, consent or communication under this Agreement is effective only if it is in writing any (a) personally delivered or (b) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:

Tallgrass Management, LLC

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attn: General Counsel

If to Executive:

William R. Moler

10342 Mohawk Road

Leawood, Kansas 66206

or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 15.

16. Assignment. This Agreement is personal and not assignable by Executive. This Agreement may be assigned by the Company or General Partner without notice to or consent of any other party of this Agreement; provided that, such assignment by the Company or General Partner must be to a Constituent Company that agrees to assume and has the financial means to satisfy the Company’s or General Partner’s obligations hereunder. Except as described in the preceding sentence, this Agreement is not assignable by any party hereto without the consent of all the parties to this Agreement.

17. Survival of Obligations. All obligations of Executive that by their nature involve performance, in particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.

19. Consent to Jurisdiction and Venue. The parties hereby submit to the exclusive jurisdiction of the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas in any action or proceeding arising out of or relating to this Agreement, including any appeal and any action for enforcement or recognition of any judgment relating thereto, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding may not be heard or determined in any court or before any panel other than the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. A final judgment in any such action or proceeding will be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any manner provided by law. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, any objection they may have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the District Court for Johnson County, Kansas or the United States District Court for the District of Kansas. The parties hereby irrevocably waive, to the fullest extent they may legally and effectively do so, the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court. The parties irrevocably consent to service of process in any suit, action or proceeding in any manner provided by law.

20. Expenses. If either party brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the Prevailing Party (as defined below) is entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs in such action or proceeding in addition to, but without duplication, any other relief to which the prevailing party may be entitled. The “Prevailing Party” shall mean that party who substantially prevails against the other party.

21. No Mitigation; No Offset. If Executive’s employment is terminated, Executive will be under no obligation to seek other employment and amounts due Executive under this Agreement will not be offset by any remuneration attributable to any subsequent employment that Executive may obtain.

22. Withholdings; Deductions. The Company and General Partner may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

23. Deferred Compensation. This Agreement is intended to comply with Section 409A of the Code or an exemption therefrom and will be administered in a manner that is intended to meet those requirements and will be construed and interpreted in accordance with such intent. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as Executive and the Board otherwise determine in writing, the award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral will not be subject to the excise tax applicable under Section 409A of the Code. Any provision of this Agreement that would cause the award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code will be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A of the Code and in no event shall any Constituent Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A of the Code.

24. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.

25. Clawback.

(a) In the event of a Restatement (as defined below) within two reporting cycles following payment of the Incentive Compensation (which two reporting cycles shall mean the two full fiscal years following the year in which payment of the Incentive Compensation is made, inclusive of any prior fiscal years covered by such reporting cycle audits), the Board shall have the right, in its sole discretion, to cause the Company to require the reimbursement or forfeiture by Executive, to the extent permitted by governing law, of all or any portion of the Incentive Compensation that would not have been paid, whether previously paid, vested or unvested. As used herein, “Restatement” means a restatement of the financial statements of Tallgrass Energy LP (“TGE”) due to material non-compliance with any financial reporting requirement under applicable securities laws; provided, however, that a Restatement shall not include a restatement that the Board determines (i) is required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting standard or interpretation, or (ii) is caused by TGE’s decision to change its accounting practice as permitted by applicable law.

(b) To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any Constituent Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each Constituent Company reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.

[Signature page follows.]

The parties have executed this Agreement effective for all purposes as of the Effective Date.

TALLGRASS MANAGEMENT, LLC

By:	/s/ Christopher R. Jones
Name: Christopher R. Jones
Title: EVP, Secretary and General Counsel

TALLGRASS ENERGY GP, LLC

By:	/s/ Christopher R. Jones
Name: Christopher R. Jones
Title: EVP, Secretary and General Counsel

EXECUTIVE:

/s/ William R. Moler
William R. Moler

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

Exhibit A

Incentive Compensation

Performance Awards:

TGE is a registered, publicly-traded entity on the New York Stock Exchange. In the event a take-private transaction for TGE is not completed prior to April 30, 2020, on May 1, 2020, Executive will be eligible to receive 18,132,145 performance awards (the “Performance Awards”) as follows:

•   10,623,673 Performance Awards with a per Performance Award value equal to (i) the lower of (a) the volume-weighted average price of a Class A share of TGE over the 60-day period beginning November 1, 2024 and (b) $36.04/share, with such price to be reduced based on the future value of any dividends paid between January 1, 2020 and December 31, 2024, assuming a 10.5% rate of return, minus (ii) a per share price of $32.95/share, with such price to be reduced based on the future value of any dividends paid between January 1, 2020 and December 31, 2024, assuming a 10.5% rate of return

•   4,756,377 Performance Awards with a per Performance Award value equal to (i) the lower of (a) the volume-weighted average price of a Class A share of TGE over the 60-day period beginning November 1, 2024 and (b) $40.23/share, with such price to be reduced based on the future value of any dividends paid between January 1, 2020 and December 31, 2024, assuming an 12.5% rate of return, minus (ii) a per share price of $36.04/share, with such price to be reduced based on the future value of any dividends paid between January 1, 2020 and December 31, 2024, assuming a 12.5% rate of return

•   2,752,095 Performance Awards with a per Performance Award value equal to (i) the lower of (a) the volume-weighted average price of a Class A share of TGE over the 60-day period beginning November 1, 2024 and (b) $44.79/share, with such price to be reduced based on the future value of any dividends paid between January 1, 2020 and December 31, 2024, assuming a 15.0% rate of return, minus (ii) a per share price of $40.23/share, with such price to be reduced based on the future value of any dividends paid between January 1, 2020 and December 31, 2024, assuming a 15.0% rate of return

The Performance Awards, to the extent vested, will be settled in Class A shares of TGE, less applicable withholdings, on January 10, 2025 based on the closing price of the Class A shares of TGE on the date that is two trading days prior to January 10, 2025; provided, however, that a maximum of 2,700,000 Class A shares of TGE may be issued pursuant to the settlement of the Performance Awards with any remaining value to be settled in cash.

EXHIBIT A

Take Private Scenario:	In the event a take-private transaction is completed prior to April 30, 2020, the Performance Awards described above will be replaced by substantially economically equivalent IRR-based awards linked to returns to private owner(s) on a cumulative basis based on invested equity, distributions received and the fair market value of TGE on December 31, 2024 utilizing an internal rate of return function. To the extent vested, such replacement awards would be settled in cash no later than June 30, 2025 (regardless of Executive’s employment status at such time).

Vesting:

One-sixth of the Performance Awards shall vest on the Effective Date and on each of December 31, 2020, December 31, 2021, December 31, 2022, December 31, 2023 and December 31, 2024, in each case, so long as Executive remains continuously employed by the Company from the Effective Date through each such vesting date.

Upon a termination of Executive’s employment with the Company by the Company for Cause, Executive will forfeit without consideration all vested (but unpaid) and unvested portions of the Performance Awards and all rights arising from the Performance Awards and from being a holder thereof.

Upon a termination of Executive’s employment with the Company by the Company without Cause or as a result of a Resignation for Good Reason prior to December 31, 2024, (i) if such termination is on or within 12 months following a Change of Control (as defined below), any unvested portion of the Performance Awards shall become fully vested; (ii) if such termination is prior to a Change of Control or more than 12 months following a Change of Control, one-sixth of the Performance Awards shall become fully vested; (iii) after giving effect to the foregoing clauses (i) and (ii), Executive will forfeit without consideration all remaining unvested portions of the Performance Awards and all rights arising from such unvested portions of the Performance Awards and from being a holder thereof; and (iv) Executive will retain all vested portions of the Performance Awards subject to the terms and conditions set forth herein and in the applicable award documentation. The accelerated vesting described in this paragraph shall be subject to Executive’s timely execution (and non-revocation in any time provided to do so) of a release of claims in a form reasonably satisfactory to the Company.

For the avoidance of doubt, upon a termination of Executive’s employment with the Company as a result of Executive’s resignation other than a Resignation for Good Reason or Executive’s death or disability, Executive will (i) forfeit without consideration all unvested portions of the Performance Awards and all rights arising from such unvested portions of the Performance Awards and from being a holder thereof and (ii) retain all vested portions of the Performance Awards subject to the terms and conditions set forth herein.

Adjustments:	The Performance Awards (including all calculation components and the number of Performance Awards) will be adjusted for any share split, reverse share split or similar transactions as provided for under the equity incentive plan pursuant to which the Performance Awards are granted.

A-2

Release of Claims:	Settlement of the Performance Awards will be subject to Executive’s execution of a release of claims, in a form reasonably satisfactory to the Company.

Defined Terms:

“Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Change of Control” means any transaction in which (i) a person other than a Qualifying Owner (as defined below) directly or indirectly acquires Voting Control (as defined below), (ii) the equity owners of TGE approve, in one or a series of transactions, a plan of complete liquidation of TGE, or (iii) the sale or other disposition by TGE of all or substantially all of its assets in one or more transactions to any person other than an Affiliate of any of the General Partner, TGE, Tallgrass Equity, LLC, or their respective Affiliates or subsidiaries.

“Qualifying Owner” means, collectively, (i) BIP Holdings Manager, L.L.C. and its subsidiaries; (ii) Jasmine Ventures Pte. Ltd. and its Affiliates; (iii) Blackstone Infrastructure Partners L.P. and its Affiliates; (iv) Enagas U.S.A. LLC and its Affiliates, (v) any fund, holding company or investment vehicle that is an Affiliate of any person in clauses (i) through (iv); and (vi) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) of which any of the Qualifying Owners are members; provided that in the case of such group and without giving effect to the existence of such group or any other group, the persons listed in clauses (i) through (v), collectively, beneficially own more than 50% of the Voting Control.

“Voting Control” means any of the following (i) the direct or indirect ownership or control of more than 50% of the voting interests in the General Partner, (ii) the ownership of more than 50% of the general partner interests in TGE, (iii) the ownership of such other rights or interests that grant to the owner or holder thereof the ability to direct the management or policies of TGE, whether through the ownership of voting rights, by contract, or otherwise, or (iv) if TGE becomes a corporation or limited liability company or if the limited partners of TGE become eligible to elect the members of the Board, the direct or indirect ability to appoint a majority of the board of directors of the corporation or limited liability company or the Board, as the case may be.

A-3

Exhibit B

Restricted Area

The following parishes in the State of Louisiana:

Acadia

Allen

Ascension

Assumption

Avoyelles

Beauregard

Bienville

Bossier

Caddo

Calcasieu

Caldwell

Cameron

Catahoula

Claiborne

Concordia

De Soto

East Baton Rouge

East Carroll

East Feliciana

Evangeline

Franklin

Grant

Iberia

Iberville

Jackson

Jefferson Davis

Jefferson

Lafayette

Lafourche

LaSalle

Lincoln

Livingston

Madison

Morehouse

Natchitoches

Orleans

Ouachita

Plaquemines

Pointe Coupee

Rapides

Red River

EXHIBIT B

Richland

Sabine

St. Bernard

St. Charles

St. Helena

St. James

St. John The Baptist

St. Landry

St. Martin

St. Mary

St. Tammany

Tangipahoa

Tensas

Terrebonne

Union

Vermilion

Vernon

Washington

Webster

West Baton Rouge

West Carroll

West Feliciana

Winn

B-2